Exhibit 99(a)

              First Bancorp Declares a Three-for-Two Stock Split

    TROY, N.C., Sept. 29 /PRNewswire-FirstCall/ -- The Board of Directors of First Bancorp (Nasdaq: FBNC), holding company for First Bank, has declared a three-for-two stock split payable on November 15, 2004 to shareholders of record as of October 29, 2004. Shareholders should retain their existing certificates and no certificates should be tendered to First Bancorp or the transfer agent in connection with the split.
    "We continually look for ways to enhance the liquidity of our company's stock," stated President and CEO Jimmie Garner. "This stock split will increase our total number of shares outstanding by about 4.7 million shares and will bring our total number of shares outstanding to just over 14 million shares," stated Mr. Garner.
    Mr. Garner continued, "This marks the third time in less than ten years that the Board of Directors has authorized a stock split. We are pleased that the Company's significant growth in assets, earnings, and stock price over the last decade has allowed us these opportunities to split the Company's stock."
    "As we enter our 70th year of providing the best in community banking, we gratefully acknowledge the support of our customers and shareholders, without whom our success would not be possible," added Mr. Garner.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.
    Please visit our website at http://www.firstbancorp.com .

SOURCE  First Bancorp
    -0-                             09/29/2004
    /CONTACT: Mr. James H. Garner, President & Chief Executive Officer of First Bancorp, +1-910-576-6171 /
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp; First Bank
ST:  North Carolina, South Carolina, Virginia
IN:  FIN
SU:  STS